Exhibit 10.22

AMENDMENT TO THE GENERAL DYNAMICS CORPORATION
SUPPLEMENTAL RETIREMENT PLAN

Pursuant to the provisions of Section 6.01 of the General Dynamics Corporation Supplemental Retirement Plan (the “Plan”), the Plan shall be amended as follows:

1.	Effective January 1, 2019, a sentence shall be added at the end of Section B-2(3) to read as follows:

“Average Earnings shall freeze as of December 31, 2018, meaning no Earnings after December 31, 2018 shall be considered in the determination of Average Earnings.”

2.	Effective January 1, 2019, a sentence shall be added at the end of Section B-2(9) to read as follows:

“No Executive Service shall accrue after December 31, 2018.”

3.	Effective January 1, 2019, Section B-2(10)(a) shall be amended to read as follows:

“Except to the extent attributable to voluntary contributions by the Tier II Employee, a retirement benefit from any Base Plans or any defined benefit retirement plan maintained by the Corporation or any of its operating units;”